SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                               UNIQUE MOBILITY, INC.

               (Exact name of registrant as specified in its charter)

                 Colorado                              84-0579156
         (State or other jurisdiction               (I.R.S. Employer
      of incorporation or organization)             Identification No.)

                                  425 Corporate Circle
                                    Golden, CO  80401
                                    (303) 278-2002

                         (Address,  including  zip code,  and
                     telephone  number,  including  area code,  of
                       registrant's principal executive offices)


                                                     With copies to:
  Donald A. French                                   Nick Nimmo, Esq.
  425 Corporate Circle                               Holme Roberts & Owen LLP
  Golden, CO  80401                                  1700 Lincoln, Suite 4100
  (303) 278-2002                                     Denver, Colorado 80203
  (Name, address, including zip code, and            (303) 861-7000
   telephone number, including area code,
   of agent for service)

            Approximate date of  commencement  of  proposed  sale of the securities to the public: As soon as practicable after
                  the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

 If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]


                        CALCULATION OF REGISTRATION FEE

                                               Proposed          Proposed
                                               maximum           maximum              Amount of
Title of each class of         Amount to be    offering price    aggregate            registration
securities to be registered    registered      per share (1)     offering price (1)   fee
----------------------------------------------------------------------------------------

Common Stock ($.01 par value) 747,676 shares    $4.53              $3,386,972         $1,117.70(1)
------------------------------------------------------------------------------------------

(1)       Estimated  solely for the purpose of calculating the   registration fee
          pursuant  to Rule  457(c)  based upon the  average of the high and low prices of the Registrant's common stock on October 4, 1996 reported on the American Stock Exchange.
--------------------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Prospectus

                                 UNIQUE MOBILITY, INC.
                     747,676 Shares of Common Stock, $.01 par value
                                  -------------------

The securities offered by this Prospectus involve a high degree of risk. See "Investment Considerations."

All of the 747,676 shares (the "Shares") of the common stock ($.01 par value per share) (the "Common Stock") of Unique Mobility, Inc. (the "Company") offered hereby are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Shares will be offered by the Selling Shareholders from time to time (i) over the American Stock Exchange and Boston Stock Exchange, where the Common Stock is listed, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale. The Selling Shareholders may effect such
transactions by offering  and  selling  the  Shares   directly  or  to  or
through   securities broker-dealers,  and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "The Selling
Shareholders" and "Sale of Shares." The last reported sale price of the Common Stock on the American Stock Exchange on October 4, 1996 was $4.69.
See "Market Price of Common Stock."

The Company intends to bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders other than compensation payable to securities broker-dealers by the Selling Shareholders and/or the purchasers of the Shares, any securities broker-dealer expense allowances and fees and expenses of counsel (and other advisers) to the Selling Shareholders and transfer taxes. See "Sale of Shares."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is October 4, 1996.

                            AVAILABLE INFORMATION

 The  Company is subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., as well as at the following regional offices: Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the American Stock Exchange, and the Boston Stock Exchange. Reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges.

The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock to be sold hereunder. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and its Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies of which may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by the Company with the Commission under the Exchange Act, are incorporated in this Prospectus by reference:

(a) The Company's Annual Report on Form 10-K for the year ended October 31, 1995; and

(b) The Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996; and

(c) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996; and

(d) The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996; and

(e)  The Company's Current Report on Form 8-K filed September 24, 1996; and

(f) The Company's Registration Statement on Form 8-A, file no. 1-10869, as amended.

ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Donald A. French, 425 Corporate Circle, Golden, Colorado 80401. Telephone requests may be directed to Mr. French at (303) 278-2002.

                                   SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein.

The Company

Unique Mobility, Inc. (the "Company") is engaged in the design, development and manufacture of its proprietary electric motor technology and related electronics. Historically, the Company's primary business has been the design and prototyping of specialty vehicles, vehicle subsystems and the application of its proprietary electric motor technology to vehicle drive systems.

The Company was incorporated under the laws of the State of Colorado in 1967. The Company's principal offices are located at 425 Corporate Circle, Golden, Colorado 80401 and its telephone number is (303) 278-2002.

                           INVESTMENT CONSIDERATIONS

The securities being offered hereby are speculative and involve a high degree of risk. The following factors, as well as other information contained herein and the reports, Prospectus statements and other information filed by the Company with the Commission, should be considered carefully in evaluating the Company and its business before making an investment. When used in this Prospectus and in future filings by the Company with the Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to" "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements. The Company wishes to advise readers that the factors listed below could affect the Company's financial performance and could cause its actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company will NOT undertake and will specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Significant Customers; Uncertain Financial Stability; Operating Losses

To a significant extent due to investments in cost-shared and internally-funded research and development the Company incurred losses of $1,330,433 for the fiscal year ending October 31, 1995, $3,395,356 for the fiscal year ending October 31, 1994, and $2,473,804 for the fiscal year ending October 31, 1993. The Company had an accumulated deficit of $14,426,536 as of October 31, 1995, and $16,592,135 as of July 31, 1996.

A substantial portion of the Company's operating revenue to date has consisted of payments by others to fund sponsored research. In fiscal 1995, the Company derived approximately $3,258,097 in contract revenue from three customers amounting to 81 percent of the Company's contract service revenue. In fiscal 1994, the Company derived approximately $966,831 in contract revenue from two customers amounting to 59 percent of the Company's contract service revenue. In fiscal 1993, the Company derived approximately $693,592 in contract revenue from two customers amounting to 47 percent of the Company's contract service revenue.

Over the near term, the Company's ability to achieve profitable  operations will
be  adversely  affected  by  its  planned  additional   investments  in  product
development, manufacturing facilities and market launch expenditures. Ongoing revenues from contract services will depend not only on timely achievement of research objectives by the Company, which cannot be assured, but also on each funding partner's internal financial, competitive, marketing and strategic considerations. The Company's research and development agreements are terminable on short notice.

In June 1994 the Company was awarded an $11.2 million five year contract with Ford Motor Company to participate in the "Hybrid Propulsion System Development Program" sponsored by the U.S. Department of Energy. During the first phase of the Ford/DOE program, which spanned a one year period ending June 30, 1995, the Company received approximately $1.8 million in payments from Ford and cost shared a like amount. In July 1995 the Company reduced the level of its participation in the Ford/DOE program to a two year $4.4 million effort with a cost sharing obligation of approximately $2.2 million. At October 31, 1995 the Company had performed approximately $4.0 million of the work envisioned under the revised program. Management expects the near term impact of the revision of the Ford/DOE program and the planned investment in product development, manufacturing facilities and product launch to result in sharply lower levels of contract services revenue and significantly higher operating losses for fiscal 1996. Renegotiation or termination of any of the Company's other contract service agreements could also have a material adverse effect on the Company.

For the long term, the Company's ability to continue operations will depend on the Company's ability to introduce, manufacture or license, market and distribute products on a profitable basis. There can be no assurance, however, that the Company's products will achieve market acceptance or will be able to compete effectively against existing products or that the Company will derive sufficient revenues to achieve profitability.

The Company has generated limited revenue from sales of motors and controllers. The products which the Company is intending to commercialize may require significant additional development, testing and investment. The market for electric vehicle traction drives is, at present, not significant, although a significant market could develop over the next few years as a result of air quality legislation. Other potential product offerings, such as aerospace and industrial motor applications, will require significant additional development expenditures. Although the Company has been able to secure sponsored funding arrangements with strategic partners for the development of its technology in specific fields of application in the past, there can be no assurance that such sponsored research agreements will continue or that any resulting products will be commercially marketable.

Need For Additional Financing

As of September 30, 1996, the Company believes that existing cash resources, together with cash flow from operations, if any, and short-term borrowings will be sufficient to fund operations for a period of at least twelve months. Subsequent implementation of the Company's business plan may require additional resources beyond those currently possessed by the Company. Management hopes to secure such additional capital, if needed, to meet its long-term requirements. However, there can be no assurance that such funds will be available when needed on terms acceptable to the Company. Further, such additional financing may have a dilutive effect on existing shareholders. If the Company is unable to obtain such additional financing, management would defer, abandon or modify implementation of the Company's business plan. In such an event, management believes that the Company's contract services and product sales operations, in and of themselves, could be configured to sustain operations on a reduced level.

Proprietary Technology and Technological Obsolescence

The Company's success depends, in part, upon its ability to protect its proprietary technology. The Company has been issued various patents covering certain designs and manufacturing techniques of its permanent magnet motor and control technology and other patent applications which are pending. The Company's success also depends, in part, on the diligent prosecution of its issued and pending motor and electronic patents, as well as the filing and prosecution of patents on future technological advances, if any. There can be no assurance that the Company will possess the financial resources necessary to prosecute and maintain existing applications or to pursue additional patents. If the Company is not able to prosecute and maintain its existing patent applications, they will lapse. There can be no assurance that the Company's patents will not be circumvented, invalidated or infringed, or that the Company will possess the financial resources to enforce its existing patents and patent applications in the event of an infringement. Further, new technology may be developed by third parties or may already exist unknown to the Company, causing the Company's proprietary technology to be obsolete.

The Company also intends to rely on the unpatented proprietary know-how it has developed and now utilizes in its products. There can be no assurance that others will not independently develop, acquire or obtain access to the Company's technology. Although the Company protects its proprietary rights by executing confidentiality agreements with its management, employees and others with access to the Company's technology, these measures may not be adequate to protect the Company from disclosure or misappropriation of its proprietary information.

Competition

The Company's future success depends upon the continued development and commercialization of its proprietary electric motor technology. The Company intends to market its motor and controller technology as an advanced electric vehicle drive system. At present, the market for such systems is not significant, although various legislative mandates and regulations are expected to provide incentives for the production of vehicles using such systems. There can be no assurance, however, that such legislation will not be amended, postponed or rescinded or that the Company's products will be accepted should such a market develop. Further, established automotive manufacturers are actively developing electric vehicles in anticipation of such a market. The Company is aware of efforts by others, including component suppliers, to aggressively develop products that will compete with the Company's products. Some of these efforts are being undertaken by large companies which possess significantly greater financial and other resources than the Company, including established supply arrangements.

Further, the company also intends to pursue commercialization of its technology in the aerospace and industrial markets. The Company will face substantial competition in this field from both foreign and domestic manufacturers, many of whom have longer operating histories, greater capital, marketing, personnel and other resources and higher levels of recognition in the marketplace than the Company. It is the Company's strategy to pursue strategic alliances with established companies to meet such competition. However, there can be no assurance that the Company will be able to establish such alliances or otherwise penetrate the marketplace and compete successfully with others in the field.

Dependence on Key Personnel

The Company is dependent upon the personal efforts and abilities of several key employees, including its Chairman and Chief Executive Officer, Ray A. Geddes; its Treasurer, Controller, and Chief Financial Officer, Donald A. French; its President William G. Rankin; and other highly qualified technical employees and outside consultants. Messrs. Geddes, Rankin and French have entered into employment agreements with the Company expiring December 31, 1996.

Although the Company believes it has been successful to date in recruiting and retaining qualified personnel, the Company's ability to develop and commercialize its products and maintain its competitive position in light of industry developments will depend, in large part, on its ability to continue to attract the services of such personnel. While the Company's management believes that its relationship with its employees has been generally satisfactory, there can be no assurance that the Company will be able to maintain the high caliber of technical and managerial personnel which it now enjoys.

Product Liability

The marketing of the Company's products involves an inherent risk of claims for product liability, and there can be no assurance that claims for product liability will not be asserted against the Company. The Company currently carries product liability insurance of $1,000,000 covering its prototype products and its limited production motor and controller product line. The Company hopes to expand existing operations to include the manufacture, marketing and distribution of its products on a worldwide basis. There can be no assurance that the Company will be able to maintain product liability insurance for either its present or its expanded marketing effort on acceptable terms or that such insurance, if maintained, will provide adequate coverage against potential claims. The Company's product liability insurance is on a "claims made" basis, renewable year by year. If one or more claims were made, the Company's insurance carriers could discontinue coverage upon expiration of the then current policy, leaving the Company uninsured as to future claims.

Limited Manufacturing and Marketing Experience

The Company has limited experience in manufacturing processes and procedures for electric motors and electronic components. Although the Company has established limited production operations, it does not currently possess the staff, equipment or resources necessary to manufacture products in greater commercial quantities. The Company may encounter difficulties and delays in manufacturing its products that have not been apparent to date and the long-term reliability of the Company's products has not been tested in a broad range of possible applications.

Further, the Company has limited experience in marketing and distributing its products. Currently, marketing efforts consist of those provided by management together with sales support performed by the Company's technical staff. Therefore, the Company must implement a broader based marketing and distribution plan. The Company intends to market its products in North America through a combination of strategic alliances and direct marketing by the Company's employees. Implementation of a direct marketing program will entail the recruitment of application engineers and sales representatives. Sales outside North America will depend solely on the Company's successful completion of joint ventures and strategic alliances with others. There can be no assurance that the Company will be successful in implementing its direct marketing program or in establishing appropriate alliances.

Net Operating Losses For Tax Purposes

The Company believes that at July 31, 1996 it had net operating loss carryforwards of approximately $16.0 million. The Internal Revenue Service may assert numerous challenges with respect to these losses that could affect their future utilization, if any, by the Company. The Company is currently subject to an annual limitation on its ability to utilize certain of its net operating loss carryforwards for tax purposes.

No Dividends

The Company has never declared or paid any cash dividends on common stock and anticipates that it will follow a policy of retaining all of its earnings, if any, for use in its business.

Foreign Exchange Rates, Currency Controls and International Operations

The Company has a material investment in Taiwan UQM Electric Co., Ltd., which is establishing a manufacturing facility outside the United States. Such investment, as well as other of the Company's operations, is subject to special risks inherent in doing business internationally. Such risks include risks of foreign currency exchange fluctuations, civil disturbances, political instability, governmental activities and deprivation of contract rights. There can be no assurance that such risks will not have a material adverse effect on the Company's investments and operations.

Market Overhang; Shares Eligible for Future Sale

Sales (or availability for sale) of a substantial number of shares of Common Stock in the public market could have a depressive effect upon the market price of the Common Stock. An officer of the Company has granted Alcan Aluminium Limited (Alcan) a first right of refusal to acquire any shares of Common Stock held by him and proposed for sale in the market. Pursuant to its Incentive and Non-qualified Stock Option Plan, 1992 Stock Option Plan and Stock Option Plan for Non-employee Directors, as of July 31, 1996, the Company had reserved 4,354,000 shares of Common Stock for issuance upon the exercise of options. Options to purchase 2,155,528 shares are presently outstanding. Such options have exercise prices from of $0.50 to $8.13 per share. All of the shares underlying the options are registered under the 1933 Act. At July 31, 1996 the Company had reserved 1,328,100 shares of Common Stock for issuance upon the exercise of warrants, of which 300,000 warrants have an exercise price of $6.00 per share, 150,000 warrants have an exercise price of $5.75 per share, 50,000 warrants have an exercise price of $4.75 per share, 38,100 warrants have an exercise price of $5.00 per share and the remaining warrants can be either exercised for cash equal to the lower of the market price of the Common Stock of $2.40 per share or be converted in a cashless conversion intoCommon Stock based on the spread between the market price of the stock on the date of exercise and the $2.40 per share exercise price of the warrants. The holders of the warrants have certain rights to require the Company to register the Common Stock issuable upon exercise or conversion under the 1933 Act. Since May 1993, the Company's Common Stock has traded on the American Stock Exchange and Boston Stock Exchanges.

Significant Shareholdings

At July 31, 1996 directors and executive officers of the Company had the option to purchase 1,243,752 shares of the Company's Common Stock. In the event such options are exercised, directors and executive officers would own a total of 1,620,597 shares of the Company's Common Stock (excluding shares held by the Director nominated by Alcan. Alcan has 1,401,925 shares. As of September 30, 1996 Advent International Corporation and affiliates of Advent International Corporation ("The Advent Group") own 481,529 shares. Alcan and The Advent Group and Techno-Venture U.S.A., Inc. ("Techno") have preemptive rights to purchase
16.7 percent and 15.2 percent, respectively, of future issuances. Alcan also has a right of first refusal to purchase private placement equity securities to be issued or sold by the Company to third parties. Alcan and The Advent Group and Techno also have rights of first refusal for so long as they hold any of the Company's shares to purchase 805,512 shares from Mr. Geddes should such shares be offered in any private or public sale. The options, preemptive rights, rights of first refusal and warrants, if exercised, could permit directors and executive officers of the Company or Alcan or The Advent Group and Techno to control the Company by controlling the election of the Company's board of directors. It should be noted that cumulative voting is not allowed, and, therefore, the holders of a majority of the shares present in person or by proxy at a meeting of shareholders may elect all of the directors.

Preemptive Rights

Alcan and The Advent Group and Techno have preemptive rights to acquire 16.7 percent and 15.2 percent, respectively, of the Company's shares offered in any offering for so long as either of them holds any shares of the Company's Common Stock. The existence of these rights may affect the Company's ability to secure future financing.

                                 USE OF PROCEEDS

The Company will receive no proceeds from the sale of the Shares.

                             THE SELLING SHAREHOLDERS

The Selling Shareholders received their Shares in a transaction exempt from registration under the Act pursuant to Regulation S promulgated thereunder.

The following table sets forth certain information regarding the Selling Shareholders and the Shares offered by the Selling Shareholders pursuant to this Prospectus.

                                                                            Number of Shares to Be
                                                                            Beneficially Owned on
      Name of                        Number of Shares      Number           Completion of the Offering
      Selling                        Beneficially Owned    of Shares                            % of
      Shareholder                    Record       Other    Being Offered    Record    Other     Class

Golden Share Investments Global      10,000         0         10,000           0        0         0
 C.I.M.O Asset Management            32,000         0         32,000           0        0         0
 David M. Dobson                     40,000         0         40,000           0        0         0
 Julius Baer Securities, Inc. (1)   403,226         0        403,226           0        0         0
 Speculative Fund, Ltd.              87,500         0         87,500           0        0         0
 Banca Arner                         60,650         0         60,650           0        0         0
 Robert E. G. Beens                 114,300         0        114,300           0        0         0


 (1) These shares are held for the benefit of Swiss Partners.


To the knowledge of the Company, the Selling Shareholders have not held any office, position or any material relationship with the Company, its predecessors or affiliates during the past three years.

The Company has filed with the Securities and Exchange Commission under the Securities Act a Form S-3 Registration Statement of which this Prospectus forms a part with respect to the offering and sale of the Shares in the manner set forth on the Cover Page of this Prospectus.

                                 SALE OF SHARES

All of the Shares offered hereby are being sold by the Selling Shareholders. The Shares will be offered by the Selling Shareholders from time to time (i) over the American Stock Exchange and Boston Stock Exchange, where the Common Stock is listed, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale. The Selling Shareholders may effect such transactions by offering and selling the Shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders."

The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

The Company has advised the Selling Shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act. The Company has also advised the Selling Shareholders that in the event of a
"distribution" of the Shares, the Selling Shareholders, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 ("1934 Act") until his or its participation in that distribution is completed. A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." The Company has also advised the Selling Shareholders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purposes of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

 Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the Shares, then participating broker-dealers will be obligated to cease market making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principal market makers in the Company's
Common Stock, the market price of such stock could be adversely affected. See "Investment Considerations."

                         MARKET PRICE OF COMMON STOCK

 Since May 21, 1993, the Company's common stock has been traded on the American Stock Exchange. From March 18, 1992 to May 21, 1993, the Company's common stock traded on the American Stock Exchange (Emerging Company Marketplace). In addition, the Company's common stock has traded on the Boston Stock Exchange since October 1991. The high and low prices by fiscal quarter as reported by the American Stock Exchange for the last two years and the first three quarters of Fiscal 1996 are as follows:


1996                                 High               Low
Third Quarter                        $5.00              $3.31
Second Quarter                       $5.13              $4.13
First Quarter                        $4.50              $3.31

1995
Fourth Quarter                       $5.38              $3.63
Third Quarter                        $5.56              $3.83
Second Quarter                       $5.63              $3.75
First Quarter                        $5.75              $4.75

1994
Fourth Quarter                       $7.00              $4.88
Third Quarter                        $6.88              $4.88
Second Quarter                       $7.88              $5.75
First Quarter                        $8.63              $7.00

--------------------

On October 4, 1996, the closing price of the Common Stock as reported on the American Stock Exchange was $4.69 per share. As of September 30, 1996, there were 915 holders of record of the Common Stock.

                                     EXPERTS

The consolidated financial statements of Unique Mobility, Inc. as of October 31, 1995 and 1994, and for each of the years in the three-year period ended October 31, 1995, which appear in the Company's Annual Report on Form 10-K for the year ended October 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTS

Item 14.  Other Expenses of Issuance and Distribution

The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered by the Company:

     Registration Fee--Securities and Exchange Commission. . . . . . . .$ 1,118
     Printing Expense. . . . . . . . . . . . . . . . . . . . . . . . . .$   100
     Accountants' Fees and Expenses. . . . . . . . . . . . . . . . . . .$ 2,500
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .$ 5,000
     Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . . . . . .$ 1,500
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .$   500

     Total Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .$10,718

All of the above expenses except the SEC registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

Article VI of the Bylaws of the Company provides for the indemnification by the Company of each director, officer, employee or agent of the Company and its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his position with the Company or any of its subsidiaries, provided that the indemnified party acted in good faith and in a manner he believed to be in the Company's best interest. In addition, Article XI of the Company's Articles of Incorporation provides that to the fullest extent permitted by the Colorado Corporation Code, as the same exists or hereafter shall be amended, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself in good faith, (b) reasonably believed that (i) in the case of conduct in his official capacity, his conduct was in the corporation's best interest, or (ii) in all other cases, his conduct was not opposed to the corporation's best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The section further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

The statute limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The statute permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Item 16.  Exhibits

5.1 Opinion of Holme Roberts & Owen LLP as to the shares of common stock being registered.

23.1      Consent of KPMG Peat Marwick LLP.

23.2 The consent of Holme Roberts & Owen LLP to all references made to them in the Prospectus is contained in their opinion which is
          Exhibit 5.1 to this Registration Statement.

24.       Powers of Attorney.  Contained on Signature page hereof.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (I) to include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(I) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (b) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(e)       For  the  purposes  of  determining   any  liability  under  the
          Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities
          Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Colorado on this 4th day of October 1996.

                                           UNIQUE MOBILITY, INC.

                                           By /s/Donald A. French
                                                 Donald A. French
                                                 Treasurer, Controller and
                                                 Chief Financial Officer


                                POWER OF ATTORNEY

Each person whose signature appears below does hereby make, constitute and appoint RAY A. GEDDES and DONALD A. FRENCH, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution to execute, deliver and file with the Securities and Exchange Commission, for and on his behalf, and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement with all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                          Title                      Date


                            Chairman of the Board
/s/Ray A. Geddes            of Directors and Chief
Ray A. Geddes               Executive Officer              September 26, 1996


/s/Donald A. French         Treasurer and Controller
Donald A. French            (Principal financial and
                             accounting officer)           October 4, 1996


/s/ Francis S.M. Hodsoll    Director                       September 26, 1996
Francis S.M. Hodsoll


/s/ William G. Rankin       President and Director         September 26, 1996
William G. Rankin


/s/ H.J. Young              Director                       September 26, 1996
H.J. Young


/s/ Joseph B. Richey        Director                       September 26,1996
Joseph B. Richey